Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NPC INTERNATIONAL, INC.

The undersigned, NPC International, Inc., a Kansas corporation (the “Corporation”), for the purpose of amending the Articles of Incorporation of the Corporation, in accordance with the Kansas General Corporation Code, does hereby make and execute these Amended and Restated Articles of Incorporation and does hereby certify that:

I.                                         The name of the Corporation is NPC International, Inc., and the name under which it was originally incorporated was Southeast Pizza Huts, Inc. The date of filing of the Corporation’s original Articles of Incorporation with the Kansas Secretary of State was November 12, 1974.

II.                                     Resolutions setting forth the proposed amendment and restatement of the Articles of Incorporation of the Corporation were duly adopted by unanimous consent in lieu of a special meeting dated May 3, 2006 by the Board of Directors declaring such amendment and restatement to be advisable and calling for a vote of the Corporation’s stockholders to approve the same.

III.                                 The Amended and Restated Articles of Incorporation of the Corporation approved by a resolution of the Board of Directors read as follows:

FIRST:  The name of the Corporation is NPC International, Inc.

SECOND:   The location of its registered office in Kansas is 720 West 20th Street, Pittsburg, Crawford County, Kansas 66762, and the resident agent in charge thereof at such address is James Schwartz.

THIRD:  The Corporation is organized for profit, and the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

FOURTH:  The aggregate number of shares which the Corporation has the authority to issue shall be twenty (20) shares of Class A common stock, par value $.01 per share (“Class A Common Stock”) and one thousand nine hundred and eighty (1,980) shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”).

Immediately prior to the effectiveness of these Amended and Restated Articles of Incorporation, the authorized capital stock of the Corporation was 2,000 shares of common stock, par value $500.00 per share. Each of the 269.71236 outstanding shares of

Common Stock, par value $500.00 per share, shall, immediately upon the effectiveness of these Amended and Restated Articles of Incorporation, be reclassified into (i) .0370765 shares of Class A Common Stock (ii) 3.670577 shares of Class B Common Stock, and each person who would thereupon own less than a whole number of shares of the Corporation’s Common Stock shall receive one whole share in lieu of any fractional amounts.

The authorized but unissued shares of Common Stock as well as any shares of Common Stock now or hereafter held as treasury shares shall be issued from time to time, at such time or times, in such amounts and manner, for such consideration, whether in cash or property or otherwise, and to such persons as may be fixed and determined by the Board of Directors of the Corporation, subject to this Article FOURTH.

Each share of Class A Common Stock shall be entitled to one vote on all matters voted upon by the stockholders. The shares of Class B Common Stock shall not be entitled to a vote on any matters, except as required by law. Except as provided in Article FOURTH, the Class A Common Stock and Class B Common Stock shall have identical rights, including dividend rights, powers and privileges.

No stockholder of this Corporation shall by reason of holding shares of Common Stock have any preemptive or preferential right to purchase or subscribe to any shares of Common Stock of this Corporation, now or hereafter authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of Common Stock, now or hereafter authorized.

FIFTH:  The number of Directors which shall constitute the whole Board of Directors of the Corporation shall not be more than seven (7), such number to be fixed by, or in the manner provided in, the Bylaws. Newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the stockholders entitled to vote thereon.

The election of directors need not be by ballot.

Any director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of liability shall not be applicable (A) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (C) for any unlawful payments of dividends or unlawful stock repurchases, or (D) for any transaction from which a director derived an improper personal benefit.

SIXTH:  The term for which this Corporation is to exist is perpetual.

SEVENTH:  The Board of Directors of the Corporation shall have the power to make, alter, amend or repeal By-laws of the Corporation from time to time.

EIGHTH:  The Corporation shall indemnify its directors, officers, employees and agents and all other persons as provided in and to the full extent allowed by Section 17-6305 of the Kansas General Corporation Code.

IV.                                 Thereafter, pursuant to such resolutions of the Board of Directors, the Amended and Restated Articles of Incorporation were duly adopted by unanimous consent in lieu of a special meeting of the stockholders of the Corporation dated May 3, 2006, all in accordance with the Bylaws of the Corporation and Section 17-6518 of the Kansas Statutes Annotated, as amended.

V.                                     This amendment and restatement has been duly adopted in accordance with the provisions of Sections 17-6602 and 17-6605 of the Kansas Statutes Annotated, as amended.

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IN WITNESS WHEREOF, NPC International, Inc. has caused these Articles to be signed by James K. Schwartz, its President, this 4th day of May, 2006.

NPC INTERNATIONAL, INC.

By:	/s/ James K. Schwartz
James K. Schwartz